As filed with the Securities and Exchange Commission on January 16, 2007
Registration Statement No. 333-112674

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE
AMENDMENT No. 2 to
FORM S-3 ON FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
MEDWAVE, INC.

(Exact name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation or Organization)
41-1493458

(I.R.S. Employer Identification Number)
4382 Round Lake Road West
Arden Hills, MN 55112

(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Frank A. Katarow
Chief Executive Officer (Interim)
Medwave, Inc.
4382 Round Lake Road West
Arden Hills, MN 55112
(651) 639-1227

(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)
With copies to
Stephen T. Adams
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109-2881
(617) 570-1000
     Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE
     On January 24, 2006, Medwave’s registration statement on Form S-3 (Registration No. 333-112674), was converted to registration statement on Form S-1 by Post Effective Amendment No. 1 to Form S-3 on Form S-1. This Post Effective Amendment No. 2 to Form S-3 on Form S-3 is being filed to convert this registration statement back into a registration statement on Form S-3.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
Subject to Completion, dated January 16, 2007
Prospectus
MEDWAVE, INC.
1,110,000 Shares of Common Stock

     This prospectus relates to the resale, from time to time, of up to 1,110,000 shares of our common stock, $0.01 par value, of Medwave, Inc., that may be offered and sold from time to time by persons who are stockholders of Medwave, Inc., or by pledgees, donees, transferees, or other successors in interest that receive such shares as a gift, distribution, or other non-sale related transfer. The selling stockholders may offer and sell from time to time up to 1,110,000 shares of common stock. The selling stockholders may offer their shares from time to time through or to brokers or dealers in the over-the-counter market at market prices prevailing at the time of sale or in one or more negotiated transactions at prices acceptable to the selling stockholders. We will not receive any proceeds from the sale of shares by the selling stockholders. See “Plan of Distribution” beginning on page 15 of this prospectus.
     The registration of the shares covered by this prospectus does not necessarily mean that any of the shares will be offered or sold by the selling stockholders. The timing and amount of any sale are within the sole discretion of the selling stockholders. The shares of common stock offered hereby may be sold by the selling stockholders in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, the shares of common stock may be offered from time to time through ordinary brokerage transactions on the Nasdaq Capital Market. For more information on the times and manner in which the selling stockholders may sell our common stock, please see the section entitled “Plan of Distribution.”
     Our common stock is traded on the Nasdaq Capital Market under the symbol “MDWV.” On January 12, 2007, the last reported sale price of our common stock on the Nasdaq Capital Market was $0.44 per share. Our principal executive offices are located at 4382 Round Lake Road West, Arden Hills, MN 55112 and our telephone number is (651) 639-1227.
     Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 2 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                                                              , 200__

PROSPECTUS SUMMARY
          This summary only highlights the more detailed information appearing elsewhere in this prospectus. It may not contain all of the information that is important to you. You should carefully read the entire prospectus before deciding whether to invest in our common stock. Unless the context otherwise requires, or unless otherwise specified, all references in this prospectus to “we,” “us,” “our,” similar pronouns, “the Company” and “Medwave” refer to Medwave, Inc., a Delaware corporation.
About Medwave, Inc.
          Medwave, Inc. was formed as a Minnesota corporation in 1984, and was re-incorporated as a Delaware corporation in May 2003. We are engaged exclusively in the development, manufacture and sale of non-invasive, blood pressure measurement and monitoring systems and of related technologies.
          Our success is dependent upon the successful development and marketing of our Fusion vital signs platform, OEM solutions to address the integrated non-invasive blood pressure module market and other related technologies. However, there can be no assurance that our products or related technology will be successfully marketed or sold in sufficient quantities and at margins necessary to achieve and/or maintain profitability. Recently, we determined that as a result of difficulty in operating our recently launched Primo hand-held monitors, approximately 75% of previously shipped Primos have been or will shortly be returned to us. As a result, we will discontinue selling the Primo. In conjunction with this discontinuation, we have written-off our entire existing inventory of Primo hand-held monitors and the manufacturing equipment used for their production.
About This Prospectus
          We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), that was declared effective by the SEC on March 16, 2004. That registration statement was further amended by Post-Effective Amendment No. 1 to Form S-3 on Form S-1 which was declared effective by the SEC on January 24, 2006 and is further amended by this Post-Effective Amendment No. 2 to Form S-3 on Form S-3 with respect to the securities offered under this prospectus. This prospectus relates to an aggregate amount of up to 1,110,000 shares of our common stock that may be offered for sale by the selling stockholders. We are registering the shares of common stock covered by this prospectus to fulfill our contractual obligations under a securities purchase agreement with the selling stockholders. We have agreed to bear the expenses of the registration of the shares of common stock under federal and state securities laws, but we will not receive any proceeds from the sale of any shares of common stock offered under this prospectus. The selling stockholders may sell these shares of common stock directly to purchasers or they may sell these shares of common stock to purchasers through agents or dealers pursuant to this prospectus. The selling stockholders will receive all of the proceeds from the sale of his, her or its common stock and will pay all selling commissions and transfer taxes applicable to any sale. Registration of these shares of common stock does not necessarily mean that the selling stockholders will actually sell these shares of common stock. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” beginning on page 16 of this prospectus.
Principal Office
          Our principal offices are currently located at 4382 Round Lake Road West, Arden Hills, Minnesota 55112, and our telephone number is (651) 639-1227. We currently employ 22 full-time employees and three part-time employees. We have recently initiated the staged closure of our former principal office in Danvers, Massachusetts. We anticipate closing this office by April 2007 by which point we will have transitioned all of our operating functions to our principal office in Arden Hills, Minnesota.

RISK FACTORS
          This prospectus contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, without limitation, those set forth in the following risk factors, elsewhere in this prospectus and in our other filings with the Securities and Exchange Commission. However, these risks are not the only ones we face. Additional risks that are not yet identified or that we think are immaterial may also materially harm our business. If any of the events or circumstances described in the following risk factors actually occurs, our business, operating results and financial condition could be materially adversely affected. In that case, the value of our common stock could decline substantially.
Our success is dependent on market acceptance of our products as a replacement for the traditional blood pressure cuff.
          Our success depends on medical institutions, such as hospitals, outpatient centers, ambulance companies, nursing homes and physician offices, and, to a lesser extent, individual customers accepting our products. Our products, including the FusionTM system, are designed to replace the traditional blood pressure monitoring cuff that medical professionals have used for more than 100 years. Virtually all medical professionals are trained using cuff technology. Our success depends on demonstrating that our products are easier to use and at least as accurate as the traditional cuff. If our products do not gain market acceptance, our future will be jeopardized.
We face substantial competition.
          Several companies competing in the traditional cuff and catheter blood pressure monitoring markets have significantly greater resources as well as established technologies and product reputations in the blood pressure monitoring field. If we are unable to develop and market technologically superior blood pressure monitoring systems that provide benefits to patients and improved staff effectiveness at affordable prices, we will not be able to overcome our competitors’ greater resources and established technologies. In addition, these competitors have cooperative relationships with large medical equipment companies and buying groups that we must also overcome in order to successfully compete.
          We face substantial competition from other companies that manufacture and market noninvasive instruments for continuous blood pressure measurement and monitoring. These companies may already have, or could develop, superior products or employ more effective sales and distribution strategies to gain greater market share. Either of these possibilities would prevent us from expanding our customer base and could ultimately jeopardize our ability to continue operations. We may also be subject to price competition from other sensor manufacturers whose products are also compatible with our monitors.
We rely on a single technology platform.
          Currently, we utilize our proprietary sensor technology and software algorithms in all of our products. Reliance on a single technology platform creates substantial risks for us. If our products are not accepted in the marketplace for any reason, we would be materially and adversely affected, our primary business focus would require re-evaluation, and our ability to continue operations would be jeopardized.
Our products may not perform adequately or be placed properly.
          Our products may not provide accurate blood pressure readings as result of a patient’s bone physiology, body weight and physical condition. For example, if a patient’s peripheral blood flow to their arms has been compromised, our products may not function as specified. Other contraindications for our products may result from patients on cardiopulmonary bypass or having any condition in which obtaining a pulsating pressure signal from the radial artery is not possible. Moreover, improper placement of the pressure sensor or improper use of our products by medical personnel may cause our products’ blood pressure readings to be inaccurate. If our products fail to perform, medical institutions may not purchase our products, which would harm our results of operations.
          We have recently learned that many users of our Primo hand-held monitors have encountered difficulty in the proper placement of the Primo’s sensor on the wrist which has resulted in inaccurate readings. As a result of these difficulties, approximately 75% of previously shipped Primo hand-held monitors have been or will shortly be returned to us. As a result, we will discontinue selling the Primo. These returns have, and the marketplace resistance created by our discontinuation of a recently launched product will likely continue to, harm our results of operations.
          We may be unable to design and build products that do not have substantial operational problems after sale or require unforeseen amounts of additional servicing. If our products have repeated operational difficulties after sale, medical institutions may not purchase our products and/or we may incur substantial repair and replacement expenses to avoid losing an existing customer. Any additional servicing requirements, individually or in the aggregate, may be time-consuming or prohibitively expensive. Further, the need for any such additional servicing may not be readily apparent to clinicians using the products and could result in inaccurate readings and the negative impacts on our results of operations discussed above. Even if our products are perceived to generate inaccurate readings or require substantial service after purchase, medical institutions may not purchase our products, which would harm our results of operations.
We must continue to evaluate the design of our products.
          We will continue to test our existing products, will likely test our future products on an ongoing basis, and may be required to modify any existing or future products as a result of these tests. If the configuration of the technology must be modified, there can be no assurance that these modifications will be acceptable to customers or be technically feasible. Even if feasible, these modifications could result in significant delays and significant expenses. If these modifications require regulatory approval, additional significant delays could result. We could be materially and adversely affected by any of these developments.
          Similarly, as our products are incorporated into OEM modules, both the initial OEM product and any subsequent changes to the OEM product will require regulatory approval. These approvals may result in additional delays, which could be exacerbated because any regulatory application for our OEM products must be submitted by our third party OEM partners. We could be materially and adversely affected by any of these developments.
We may not have adequate intellectual property protection.
          We rely on patents, trade secret protection, confidentiality agreements, and un-patented proprietary know-how for the continuing development of new products. Any action that we bring against a third party for infringing any of these rights will be costly and may distract our management’s attention. Our patents and other intellectual property protection may not be able to prevent competition by others.
          The patents that have been granted to us, and for which we have applied, do not confer on us the right to manufacture and market products that infringe patents held by others. If our products infringe any patent rights held by third parties, we may be required to stop making, using or selling our products or to obtain licenses from, or pay royalties to, others, any of which could entail significant expense and have a material adverse effect upon us. Further, in such event, there can be no assurance that we would be able to obtain or maintain any licenses on acceptable terms.
          We, throughout the development process for our products, and many of our employees have previously been associated with various companies, institutions and individuals. Although we have no knowledge that any such companies, institutions or individuals have claimed, or have any basis for claiming, interests in our intellectual property rights, there can be no assurance that such claims will not be threatened. Even if claims brought against us are unsuccessful or without merit, we would have to defend ourselves. The defense of any actions may be time-consuming and costly and may distract our management’s attention. As a result, we may incur significant expenses and may be unable to effectively operate our business.
Our technology may become obsolete.
          The medical device industry is subject to rapid technological innovation and, consequently, the life cycles of products tend to be relatively short. We are engaged in a field characterized by extensive research efforts. There can be no assurance that new developments or discoveries in the field will not render our products and/or technology obsolete. The greater resources of many of the companies currently engaged in research of blood pressure management may permit such companies to create, or respond more rapidly than us to, technological innovations or advances.
We have a new management team.
          Our former President and Chief Executive Officer, Timothy J. O’Malley, resigned on September 21, 2006. After Mr. O’Malley’s resignation, our Board of Directors appointed one of the then current directors, Frank Katarow, as interim Chief Executive Officer. Subsequently, we hired Rocco Morelli to serve as our Senior Vice President of Sales & Marketing and Ramon Burton to serve as our Chief Financial Officer. Our success depends to a significant degree on the performance of our management team and other key employees. There is no guarantee that Messrs. Katarow, Burton or Morelli, or our other members of our management team will remain employed with us in the future.
We recently decided to relocate our corporate office which may adversely impact our business.
          On October 23, 2006, we initiated a staged closure of our corporate office in Danvers, Massachusetts. As part of this plan, we have laid off the employees in this office. We anticipate closing this office in April 2007, when its lease expires, and transitioning the operational functions from the Danvers office to our facility in Arden Hills, Minnesota. The relocation of our corporate headquarters and the related layoffs may disrupt our operations and will likely add to employee instability and uncertainty. As a result, our business, financial condition and results of operations may be adversely affected until this transition is complete.
We may not be able to manage growth.
          If successful, we will experience a period of growth that could place a significant strain on our managerial, financial and operational resources. Our infrastructure, procedures and controls may not be adequate to support our operations and to achieve the rapid execution necessary to successfully market our products. Our future operating results will also depend on our ability to scale up manufacturing efficiently, or expand our direct sales force and our internal sales, marketing and support staff. If we are unable to manage future expansion effectively, our business, results of operations and financial condition will suffer, our management will be less effective, and our revenues and product development efforts may decrease.
We have limited manufacturing experience and capability.
          We currently have little manufacturing experience or capability. Today, most of our product manufacturing remains a highly manual process. We have developed, arranged for, and invested in some production tooling, but have not arranged for any significant third-party manufacturing capacity or agreements. There can be no assurance that we will be able to scale-up manufacturing of our products at quantities required to meet cost targets and profitability goals. If our manufacturing costs are higher than anticipated, we may not be able to produce and sell our products. In addition, there can be no assurance that any of our subcontractors will produce sufficient products at required quality and cost levels. We will be materially adversely affected if we are unable to scale-up manufacturing successfully or enter into manufacturing arrangements on acceptable terms.

We have only one manufacturing facility, the loss of which would harm our revenues and damage our customer relations.
          We currently fabricate all of our products in our manufacturing facility located in Arden Hills, Minnesota, which is our sole source for production. A natural disaster or other event that resulted in the destruction or loss of part or all of our manufacturing facility or a work stoppage or other employee issues that interrupted or stopped production would significantly harm our business and operations and could cause our existing customers to cancel orders or not buy from us in the future. Although we believe other manufacturing facilities could manufacture our products in compliance with the FDA’s requirements, we may not be able to find an alternate facility that could meet our production requirements on short notice. Even if we found an alternate facility, our production costs likely would increase, which would harm our operating results.
Our sources of supply are concentrated in a single geographic area.
          We currently purchase virtually all components and subassemblies for our products from vendors concentrated near our manufacturing operations in Arden Hills, Minnesota. This geographic supplier concentration heightens our exposure to adverse developments in Minnesota and the upper Midwest. Any rapid increase in our supplier costs or sudden unavailability of components or subassemblies because of adverse developments in this region could dramatically harm our overall operating results.
We must maintain and develop strategic relationships with third parties to increase market penetration of our product lines.
          In fiscal year 2006, approximately 40% of our products were distributed through unaffiliated regional dealers or sales agents, including all of our international sales. Many aspects of our relationships with these third parties, and the success with which third parties promote distribution of our products, are beyond our control. These third parties typically do not distribute our products on an exclusive basis, and accordingly, there can be no assurance that they will continue to market our products as vigorously as they presently do or at all. The loss of qualified dealers or sales agents to market our products, particularly if these agents work with our competitors, could have a material adverse effect on our business, financial condition and results of operations.
Our international sales expose us to risks.
          In fiscal year 2006, international sales accounted for approximately 10% of our revenue. The international sale of medical devices exposes us to risks from unexpected changes in regulatory requirements, tariffs and other barriers and restrictions, and reduced protection for intellectual property rights. In addition, all our international transactions are conducted in U.S. dollars so fluctuations in exchange rates may increase the price of our products in local currencies to the point that they become prohibitively expensive. Sales in international markets have become an increasingly large component of our business and the inability to continue selling internationally could have a material adverse effect on our business, financial condition and results of operations.
We may not continue to receive necessary FDA clearances or approvals.
          Our products and activities are subject to extensive, ongoing regulation by the Food and Drug Administration and other governmental authorities. Unforeseen difficulties in these processes could significantly impact our results of operations. Moreover, delays in receipt of, or failure to obtain or maintain, regulatory clearances and approvals, or any failure to comply with regulatory requirements, could delay or prevent our ability to market our product line, which could impact our ability to generate revenue and harm our results of operations.
We may not receive approvals by foreign regulators that are necessary for international sales.
          Sales of medical devices outside the United States are subject to foreign regulatory requirements that vary from country to country. If we, or our international distributors, fail to obtain or maintain required pre-

market approvals or fail to comply with foreign regulations, foreign regulatory authorities may require us to file revised governmental notifications, cease commercial sales of our products in the applicable countries or otherwise cure the problem. Such enforcement action by regulatory authorities may be costly, and any such failures could have a material adverse effect on our business, financial condition and results of operations.
We may be subject to product liability claims and our products may require modification if patients have complications that are potentially attributable to our products.
          While we have not detected significant patient complications caused by any of our products, complications may occur as the technology is used on a greater number of patients with different characteristics and under various conditions. The presence of any significant complications would necessitate a potentially expensive evaluation to determine the cause of these complications. If any complications are ultimately attributable to the design or usage of our products, we could be forced to modify their design. There can be no assurance any modifications will be acceptable to customers or be technically feasible.
          We have obtained product liability insurance, including excess umbrella coverage, in the aggregate amount of $7,000,000. However, there can be no assurance that we will be able to maintain this insurance in amounts and with coverage that will adequately cover associated risks or that this insurance will be available in the future at premiums that can be economically justified. Lack of this insurance, or failure of the insurance we maintain to compensate patients for complications caused by our products, could expose us to substantial damages, which could have a material adverse effect on our business, financial condition and results of operations.
We have a history of losses and may experience continued losses.
          We have experienced losses every year since our inception. These losses have resulted because expenditures in the course of researching, developing and enhancing our technology and products and establishing our sales and marketing organization have exceeded our revenues. We expect that our operating expenses will increase in the foreseeable future. It is possible that we will never achieve or sustain the revenue levels required for profitability.
We may need additional capital, which may be unavailable.
          The commercialization of our product line and the development and commercialization of any additional products may require greater expenditures than expected in our current business plan. Our capital requirements will depend on numerous factors, including:
•	our rate of sales growth—fast growth may actually increase our need for additional capital to hire additional staff, purchase additional component inventories, finance the increase in accounts receivable and supply additional support services;

•	our progress in marketing-related clinical evaluations and product development programs, all of which will require additional capital to begin and continue;

•	our receipt of, and the time required to obtain, regulatory clearances and approvals—the longer regulatory approval takes, the more working capital we will need to support our regulatory and development efforts in advance of sales;

•	the level of resources that we devote to the development, manufacture and marketing of our products—any decision we make to improve, expand or simply change our process, products or technology will require increased funds; and

•	market acceptance and demand for our products—although growth may increase our capital needs, the lack of growth and continued losses would also increase our need for capital.

     We may be unable to predict accurately the timing and amount of our capital requirements. We may be required to raise additional funds through public or private financing, bank loans, collaborative relationships or other arrangements earlier than expected. It is possible that banks, venture capitalists and other investors may perceive our capital structure, our history of losses or the need to achieve widespread acceptance of our technology as too great a risk to bear. As a result, additional funding may not be available on attractive terms, or at all, and may result in significant dilution of existing stockholders’ interests, all of which could cause our share price to decline. If we cannot obtain additional capital when needed, we may be forced to agree to unattractive financing terms, to change our method of operation or to curtail our operations.
     A continued low stock price, the failure to maintain a minimum of $2.5 million of stockholders’ equity or our inability to comply with other applicable requirements could result in our being de-listed from the Nasdaq Capital Market and subject us to regulations that could reduce our ability to raise funds.
     As of January 5, 2007, the closing price of our common stock was below $1.00 per share for 30 consecutive trading days in violation of the continued listing criteria for trading on the Nasdaq Capital Market. If our stock price does not increase during the applicable cure period, we fail to maintain stockholders’ equity of at least $2.5 million (and do not meet alternative tests of either having $35 million in market capitalization or $500,000 in annual net income), or we fail to satisfy other Nasdaq continued listing criteria, Nasdaq may de-list our common stock from the Nasdaq Capital Market. In such an event, our shares could only be traded on over-the-counter bulletin board systems. This method of trading could significantly impair our ability to raise new capital.
     In the event that our common stock was de-listed from the Nasdaq Capital Market, we may become subject to special rules, called penny stock rules that impose additional sales practice requirements on broker-dealers who sell our common stock. The rules require, among other things, the delivery, prior to the transaction, of a disclosure schedule required by the Securities and Exchange Commission relating to the market for penny stocks. The broker-dealer also must disclose the commissions payable both to the broker-dealer and the registered representative and current quotations for the securities, and monthly statements must be sent disclosing recent price information.
     In the event that our common stock becomes characterized as a penny stock, our market liquidity could be severely affected. The regulations relating to penny stocks could limit the ability of broker-dealers to sell our common stock and thus the ability of our stockholders to sell their common stock favorably in the secondary market. All of these increased regulations and decreased liquidity could combine to depress the market price for our common stock and impair our ability to raise needed capital.
Our common stock is subject to price volatility.
     The market price of our common stock has been and is likely to continue to be highly volatile. Our stock price could be subject to wide fluctuations in response to various factors, including:
•	the sales of our common stock by affiliates or other shareholders with large holdings;

•	the rate of adoption by physicians of our technology in targeted markets;

•	the timing and extent of technological advancements or the failure to meet projected technological milestones;

•	results of clinical studies;

•	the timing of patent and regulatory approvals;

•	changes in, or failure to meet, financial estimates of securities analysts;

•	quarterly variations in operating results; and

•	general market conditions.
     Our future operating results may fall below the expectations of securities industry analysts or investors. Any such shortfall could result in a significant decline in the market price of our common stock. In addition, the stock market has experienced significant price and volume fluctuations that have affected the market prices of the stock of many medical device companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may directly and adversely influence the market price of our common stock.
Common stock which is available for immediate resale may depress our market price.
     We have filed registration statements with the Securities and Exchange Commission covering the potential resale by some of our shareholders of up to 8,597,810 shares of common stock. Additionally, as of December 31, 2006, we had 1,962,105 shares of our common stock reserved for issuance with respect to options and warrants. The existence of a substantial number of shares of common stock subject to immediate resale, or the possibility of exercise of our outstanding options and warrants, could depress the market price for our common stock and impair our ability to raise needed capital.
Our common stock is thinly traded, so you may be unable to sell at or near ask price or at all if you need to liquidate your shares.
     Our common stock has historically been sporadically or “thinly-traded” on the Nasdaq Capital Market. For example, during one particular day in the three months ended December 31, 2006, only 200 shares of our common stock were traded. As a result, the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company, which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of these persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our common stock until we became more financially viable. As a consequence, there may be periods of several days or more when trading activity in our shares is low and you may be unable to sell your shares of common stock at an acceptable price, or at all. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that even current trading levels will be sustained.
If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.
     The trading market for our common stock will be influenced by the research reports and opinions that securities or industry analysts publish about our business. We do not currently have and may never obtain research coverage by analysts. Investors have numerous investment opportunities and may limit their investments to publicly traded companies that receive thorough research coverage. If no analysts commence coverage of us or if one or more analysts cease to cover us or fail to publish reports in a regular manner, we could lose visibility in the financial markets, which could cause a significant and prolonged decline in our stock price due to lack of investor awareness. In the event that we do obtain analyst coverage, and if one or more of the analysts downgrade our stock or comment negatively about our prospects or the prospects of other companies operating in our industry, our stock price could decline significantly.
We do not intend to pay dividends in the foreseeable future.
     We have never declared or paid a cash dividend on our common stock. We currently intend to retain any earnings for use in the operation and expansion of our business and therefore do not anticipate paying any cash dividends in the foreseeable future.
Our internal control over financial reporting may need enhancement.
     If we fail to maintain adequate internal control over financial reporting, if we are unable to timely complete our assessment of the effectiveness of our internal control over financial reporting, or if our independent registered public accounting firm cannot attest to our assessment of our internal control over financial reporting, we may be subject to regulatory sanctions and a loss of public confidence and the trading price of our stock could be negatively impacted.

     Effective internal reporting controls are necessary for us to provide reliable financial reports and effectively detect and prevent fraud. Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we will be required beginning with our fiscal year ending September 30, 2008, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting. Furthermore, our registered independent public accounting firm will be required to report on our assessment of the effectiveness of our internal control over financial reporting and separately report on the effectiveness of our internal control over financial reporting beginning with our fiscal year ending September 30, 2009. We have not yet completed our assessment of the effectiveness of our internal control over financial reporting. If we fail to timely complete this assessment, or if our independent registered public accounting firm cannot attest to our assessment, we may be subject to regulatory sanctions and a loss of public confidence. Also, the lack of effective internal control over financial reporting may adversely impact our ability to prepare timely and accurate financial statements.
Provisions in our shareholder rights agreement and state law may make it harder for others to obtain control of Medwave even though some stockholders might consider such a development to be favorable.
     We have implemented a so-called poison pill by adopting our shareholders rights agreement. This poison pill significantly increases the costs that would be incurred by an unwanted third-party acquirer if such party owns or announces its intent to commence a tender offer for more than 15% of our outstanding common stock. The existence of this poison pill could delay, deter or prevent a takeover of Medwave. Applicable Delaware General Corporation Law also imposes various procedural and other requirements that could delay or make a merger, tender offer or proxy contest involving us more difficult.
     All of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock, which could preclude our stockholders from recognizing a premium over the prevailing market price of our stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     Certain statements contained in the prospectus constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the SEC and within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Particularly, our expectations regarding future operational liquidity, contractual obligations and other commercial commitments and capital requirements are forward-looking statements. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those risks discussed in the section entitled “Risk Factors” beginning on page 2 of this prospectus. In evaluating forward-looking statements, you should consider these risks, together with the other risks described from time to time in our reports and documents filed with the SEC.

REGISTRATION RIGHTS
     The following is a summary of material terms and provisions of the registration rights agreement which we entered into with the Selling Shareholders. It may not contain all the information that is important to you. You can access complete information by referring to the registration rights agreement.
     Under the registration rights agreement, we are obligated to file a registration statement covering the sale by the Selling Shareholders of the common stock that they purchased from us. Under the registration rights agreement, we must use reasonable efforts to cause the registration statement to be declared effective by the Securities and Exchange Commission and, subject to certain contingencies, to keep the registration statement continuously effective until the earlier of:
• all of the Selling Shareholders’ common stock covered under this prospectus has been sold; or
• three years after the date the registration statement is declared effective by the Securities and Exchange Commission.
     On March 16, 2004, the Securities and Exchange Commission declared effective a registration statement on Form S-3 for the shares covered by this prospectus. Subsequently, we became ineligible to register shares on Form S-3. We then filed a registration statement on Form S-1 as a post-effective amendment to the registration statement that the Securities and Exchange Commission declared effective on March 16, 2004. Subsequently, we regained our eligibility to register shares on Form S-3. We are filing this registration statement on Form S-3 as a post-effective amendment to the registration statement that the Securities and Exchange Commission declared effective on March 16, 2004.
     The registration rights agreement requires that we bear all expenses of registering the common stock with the exception of the fees and expenses of any legal counsel the Selling Shareholders may engage, as well as the Selling Shareholders’ proportionate share of any custodian fees or underwriting commissions or discounts which may be payable to any underwriter, and any transfer taxes.
     In addition, subject to the limitations contained in the registration rights agreement, we also agreed to indemnify the Selling Shareholders and certain related persons against all losses, claims, damages or liabilities arising under the securities laws in connection with the registration statement or this prospectus that arise out of or are based upon a violation of Medwave (as defined in the registration rights agreement). In addition, subject to the limitations contained in the registration rights agreement, the Selling Shareholders agreed to indemnify us and our directors, officers and any person who controls our company, or any underwriter, or any of such other Selling Shareholders and certain related persons against all losses, claims, damages or liabilities arising under the securities laws that arise out of or are based upon any violation (as defined in the registration rights agreement), to the extent that such violation occurs in reliance upon and in conformity with written information furnished to us by the Selling Shareholders for use in the registration statement or this prospectus or any amendment to the registration statement or any prospectus supplements.

USE OF PROCEEDS
     The selling stockholders will receive all of the net proceeds from sales of shares of our common stock offered by this prospectus. We will not receive any of the proceeds upon the resale of the common stock by the selling stockholders.

SELLING STOCKHOLDERS
     The following table sets forth the number of shares of common stock beneficially owned by each of the selling stockholders as of February 10, 2004, the number of shares of common stock covered by this prospectus and the percentage of total shares of common stock that each of the selling stockholders will beneficially own upon completion of this offering if such percentage exceeds one percent. This table assumes that the selling stockholders will offer for sale all of the shares of common stock covered by this prospectus.
     On January 13, 2004, we issued to the selling stockholders an aggregate of 1,110,000 shares of our common stock at a price of $5.00 per share for aggregate initial gross proceeds of approximately $5.5 million.
     The common stock offered by this prospectus may be offered from time to time by the selling stockholders named below, or by any of their pledges, donees, transferees or other successors in interest. Except as described in the footnotes below, the amounts and information set forth below are based upon information provided to us by representatives of the selling stockholders, or on our records, as of February 10, 2004. It is possible, however, that the selling stockholders have since February 10, 2004 or may in the future acquire or dispose of additional shares of common stock from time to time. To our knowledge, none of the selling stockholders has had within the past three years any material relationship with us except as set forth in the footnotes to the table below.

	Shares of		Shares of
	Common	Shares of	Common	Percentage
Name of Beneficial	Stock Beneficially	Common	Stock Owned	Owned
Owners of Shares of	Owned Prior to	Stock Offered	After	After Offering
Common Stock	Offering(1)	Hereby	the Offering	(2)
Apogee Fund, L.P.	50,000	50,000	0	*
William D. Corneliuson (3)	918,050 (4)	100,000	818,050	6.2%
Constable Capital, LLC	53,000	53,000	0	*
Constable Capital QP, LLC	47,000	47,000	0	*
Lois E. Gagnon	32,000	32,000	0	*
Neil J. Gagnon	50,000	50,000	0	*
The Lois E. & Neil J. Gagnon Foundation	6,000	6,000	0	*
Gagnon Family Partnership	6,000	6,000	0	*
Gagnon 1999 Grandchildren’s Trust	6,000	6,000	0	*
Heartland Value Fund	1,236,250 (5)	100,000	1,136,250	8.7%
Raymond Lipkin	100,000	100,000	0	*
Helen Van Dyke Trust dated 6/5/95	100,000	20,000	80,000	*
Ellen H. Van Dyke Trust dated 7/26/95	100,000	20,000	80,000	*
Kathryn A. Van Dyke Trust dated 12/31/95	100,000	20,000	80,000	*
Van Wagoner Private Opportunities Fund	632,000 (6)	500,000	132,000	1.0%

(*)	Less than 1.0%

(1)	Unless otherwise indicated by footnote, information as to the number of shares beneficially owned by each stockholder is only current as of January 13, 2004. This information remains, to the best of our knowledge, accurate. However, we have not undertaken inquiries to update this information.

(2)	Based on 13,094,280 outstanding shares of our common stock as of July 27, 2006.

(3)	Mr. Corneliuson is the Chairman of our Board of Directors.

(4)	According to a Form 4 filed with the SEC on August 31, 2006, Mr. Corneliuson beneficially owned 918,050 shares of common stock, which includes the 6,000 shares of common stock owned by his spouse.

(5)	According to a Schedule 13G filed with the SEC on March 10, 2006 reporting beneficial ownership by Heartland Value Fund of 1,236,250 shares, which includes warrants that are exercisable for 37,250 shares of our common stock.

(6)	According to a Schedule 13G filed with the SEC on February 6, 2006 reporting beneficial information, Van Wagoner Capital Management beneficially owns 632,000 shares of our common stock.

PLAN OF DISTRIBUTION
     The Company is registering the shares of common stock (the “Shares”) on behalf of the Selling Shareholders. As used herein, “Selling Shareholders” includes donees and pledges selling shares received from a named Selling Shareholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the Shares offered hereby will be borne by the Company. Brokerage commission and similar selling expenses, if any, attributable to the sale of Shares will be borne by the Selling Shareholders. Sales of Shares may be effected by Selling Shareholders from time to time in one or more types of transactions (which may include block transactions), in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the Shares, through short sales of Shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Shareholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of Shares by the Selling Shareholders.
     The Selling Shareholders may effect such transactions by selling Shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).
     The Selling Shareholders and any broker-dealers that act in connection with the sale of Shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The Company has agreed to indemnify each Selling Shareholder against certain liabilities, including liabilities arising under the Securities Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.
     Because Selling Shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act. The Company has informed the Selling Shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.
     Selling Shareholders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.
     Upon the Company being notified by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing (i) the name of each such Selling Shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon the Company being notified by a Selling Shareholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.
     Wells Fargo Shareholder Services serves as transfer agent and registrar for our common stock.

WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements or other information filed by us at the Securities and Exchange Commission’s public reference room at the following location:
Public Reference Room
100 F. Street, N.E.
Washington, D.C. 20549
     You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the Public Reference Room. The Securities and Exchange Commission also maintains a web site that contains reports, proxy and information statements and other information regarding issuers like us that file electronically with the Securities and Exchange Commission. You may access the Securities and Exchange Commission’s web site at www.sec.gov.
     We will also provide a copy of any and all of these documents (not including exhibits to those documents) to any person, without charge, upon written or oral request to the following address and telephone number: Medwave, Inc., 4382 Round Lake Road West, Arden Hills, MN 55112. Telephone requests should be directed to the Chief Executive Officer at (651) 639-1227.
     We have filed with the Securities and Exchange Commission a registration statement on Form S-3 and, subsequently, a Post-Effective Amendment No. 1 to this registration statement on Form S-1 under the Securities Act and the rules and regulations promulgated thereunder. This post-effective amendment to Form S-3 on Form S-3 is a part of that registration statement. This post-effective amendment to Form S-3 on Form S-3 does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. Statements made in this prospectus as to the content of any contract, agreement or other documents referred to are not necessarily complete. With respect to each of those contracts, agreements or other documents to be filed or incorporated by reference as an exhibit to the registration statement, you should refer to the corresponding exhibit, when it is filed, for a more complete description of the matter involved and read all statements in this prospectus in light of that exhibit. The registration statement and its exhibits are available for inspection as set forth above.
     This prospects does not constitute an offer to sell or a solicitation of an offer to purchase the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or a solicitation of an offer. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or in the affairs of the Company since the date of the prospectus.

INFORMATION INCORPORATED BY REFERENCE
     The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. Our SEC file number is 000-28010. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference our Annual Report on Form 10-K for the year ended September 30, 2006, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until all of the securities are sold.
     Upon request, we will provide, without charge, to each person to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference into this prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following address:
Medwave, Inc.
4382 Round Lake Road West
Arden Hills, MN 55112
(651) 639-1227
Attn: Chief Executive Officer
     This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into this registration statement. You should read the exhibits carefully for provisions that may be important to you.
     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

LEGAL MATTERS
     The validity of the issuance of the shares of common stock offered hereby was passed upon by our counsel, Goodwin Procter LLP.
EXPERTS
     Our balance sheets as of September 30, 2006 and 2005 and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended September 30, 2006, 2005 and 2004, have been audited by Carlin, Charron & Rosen, LLP, an independent registered public accounting firm, as set forth in their report thereon, and are incorporated by reference herein from our Annual Report on Form 10-K for the year ended September 30, 2006 in reliance upon such report, given on the authority of said firm as experts in accounting and auditing.

     You should rely only on the information contained in this prospectus or contained in a prospectus supplement; neither we nor the selling stockholders have authorized anyone else to provide you with different or additional information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in the prospectus or in any prospectus supplement is accurate as of any date other than the date on the front of those documents.
Prospectus
MEDWAVE, INC
1,110,000 Shares of Common Stock
                                                                 , 200___

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following expenses will be paid by Medwave in connection with the distribution of the shares registered hereby. We will pay all expenses associated with registering the selling stockholders’ shares and keeping such registration statement effective. The selling stockholders will pay any brokerage commissions and similar expenses attributable to the sale of the shares. All of such expenses, except for the Registration Fee—Securities and Exchange Commission, are estimated.

Registration Fee—Securities and Exchange Commission	$913.74
Accountants Fees and Expenses	$5,000
Legal Fees and Expenses	$30,000
Printing Expenses	$2,000
Miscellaneous	$86.26

Total	$38,000

Item 15. Indemnification of Directors and Officers.
     In accordance with Section 145 of the General Corporation Law of the State of Delaware, Article VIII of Medwave’s Certificate of Incorporation (the “Certificate”) provides that no director shall be personally liable to Medwave or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Medwave or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, the Certificate provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of Medwave shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
     Article V of Medwave’s Bylaws provides for indemnification by Medwave of its directors and officers and in the discretion of the Board of Directors, non-officer employees against expenses (including attorneys fees, judgments, fines and amounts paid in settlement) reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Medwave, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.
     Medwave and the selling stockholders listed herein have agreed to indemnify each other, under certain conditions, against certain liabilities arising under the Securities Act of 1933, as amended, the Exchange Act of 1934, as amended, or other federal or state law.
Item 16. Exhibits.
(a)	See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-3, which Exhibit Index is incorporated herein by reference.
(b)	Financial Statement Schedules

None.
Item 17. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

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(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Arden Hills, State of Minnesota, on January 16, 2007.

MEDWAVE, INC.

By	/s/ Frank A. Katarow
Frank A. Katarow
Chief Executive Officer (interim)
POWER OF ATTORNEY
     KNOW ALL BY THESE PRESENT, that we the undersigned officers and directors of Medwave, Inc. hereby severally constitute and appoint Frank A. Katarow and Ramon L. Burton such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Frank A. Katarow Frank A. Katarow	Director and Chief Executive Officer (interim) (Principal Executive Officer)	January 16, 2007

/s/ Ramon L. Burton Ramon L. Burton	Chief Financial Officer (Principal Financial and Accounting Officer)	January 16, 2007

/s/ William D. Corneliuson William D. Corneliuson	Director (Chairman)	January 16, 2007

/s/ Solomon Aronson Solomon Aronson	Director	January 16, 2007

/s/ James C. Hawley James C. Hawley	Director	January 16, 2007

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Shareholder Rights Plan dated September 29, 2003 (incorporated by reference to the relevant exhibit to Medwave, Inc.’s Form 8-A12G filed on October 3, 2003)

5.1*	Opinion of Goodwin Procter LLP

23.1	Consent of Carlin, Charron & Rosen, LLP

23.2	Consent of Goodwin Procter LLP. (Included in Exhibit 5.1)

24.1	Power of Attorney

*	Previously filed.